[LETTERHEAD OF GELFOND HOCHSTADT PANGBURN, P.C.]


May 13, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


RE: Omni Medical Holdings, Inc.


We have read the statements that we understand Omni Medical Holdings, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.

/s/ Gelfond Hochstadt Pangburn, P.C.

GELFOND HOCHSTADT PANGBURN, P.C.
Denver, Colorado